EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
March 14, 2007	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS 2006 FOURTH QUARTER AND YEAR END
FINANCIAL RESULTS

•                  Q4 Net Income of $1.0 Million, or $0.05 Per Share

•                  Adjusted EBITDA of $2.0 Million in Q4, $4.5 Million for Full Year

•                  Third Consecutive Quarter of Increased Revenue

•                  Strongest Quarter of Year in Revenue, Net Income, Bookings and Backlog

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported financial results for its fourth quarter and full year ended December 31, 2006.

Fourth Quarter Results

The Company reported net income of $1.0 million, or $0.05 per basic and diluted share, in the fourth quarter as compared with net income of $858,000, or $0.05 per basic and $0.04 per diluted share, in the same quarter last year.  It was the Company’s second consecutive profitable quarter.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“adjusted EBITDA”) for the fourth quarter were $2.0 million versus adjusted EBITDA of $2.3 million in the fourth quarter of 2005.

Revenue in the fourth quarter was $8.8 million, up sequentially from $8.7 million, $8.2 million and $8.1 million, respectively, in the third, second and first quarters of 2006, but down from $10.1 million in the fourth quarter last year.  The consistent quarterly increases in revenue during the year reflected a combination of new customer wins and follow-on business with existing customers.  The decline in year-over-year revenue primarily reflected lower license and services revenue from LNP and Mediation solutions in the US market.  For the comparative fourth quarters, license fees and services revenue was $4.0 million versus $5.1 million while customer support revenue was $4.8 million versus $5.0 million.  Fourth quarter revenue mix included $4.2 million in Service Activation, $3.8 million in Numbering Solutions and $800,000 in Mediation.

Total costs of revenue and operating expenses declined by 16.3% to $7.7 million from $9.2 million in the fourth quarter last year.  The Company achieved lower costs in all major expense categories, largely as a result of completion of the integration of the Tertio Telecoms acquisition, lower revenue, a strategic investment plan that focuses on the Company’s Tertio™ and NumeriTrack® products, combined with lower software development costs associated with the transition during the year of significant development activities to the Company’s India-based subsidiary.  Amortization showed the largest decline — to $385,000 from $1.0 million — as certain acquired assets became fully amortized, reflecting the impact of the second quarter impairment charge.  Share-based compensation, which was implemented in the first quarter under FAS 123R, was $183,000 versus no expense recognized in that category a year ago.  The $183,000 was allocated as follows: $12,000 to costs of license fees and services, $2,000 to costs of customer support, $38,000 to sales and marketing, $119,000 to general and administrative, and $12,000 to product development.

Fourth quarter new order bookings totaled $10.4 million, which was up compared with $9.4 million in the fourth quarter of 2005 and represented the Company’s strongest bookings quarter of the year.  The $10.4 million in new orders was comprised of $4.6 million in license fees and services and $5.8 million in customer support.  Bookings were allocated $6.0 million in Activation, $3.9 million in Numbering Solutions, and $500,000 in Mediation.

Backlog at December 31, 2006, was $13.8 million, up 10% over $12.6 million in 2005.  The key element of the backlog increase was license and services, which increased 37% to $4.8 million from $3.5 million.  Customer support backlog showed a 1% decline, to $9.0 million from $9.1 million.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Evolving Systems generated $624,000 in cash from operations in the fourth quarter and closed the year with cash and cash equivalents of $5.1 million, up from $3.9 million at the end of 2005.  Working capital at December 31, 2006, was $803,000 as compared with $447,000 a year ago.  The Company paid down $2.0 million on its senior term loan in 2006 and had availability of $2.5 million on its revolving credit facility.

“The fourth quarter of 2006 was solid across all our key financial metrics,” said Stephen Gartside, chief executive officer.  “In addition to reporting strong net income and adjusted EBITDA results in the period, it was the strongest quarter of 2006 in terms of revenue, bookings and backlog.  Importantly, our increased backlog was driven by higher license and services bookings, a key leading indicator of growth for us.  Although we still expect to have fluctuations in revenue and earnings results due to the size of our license and services contracts relative to our overall revenue, we believe we are building a solid foundation from our services fulfillment products.  We will continue to focus on our strategic products, Tertio and NumeriTrack, concentrating on expanding into emerging markets, as well as make new investments to differentiate us in the market.

“Evolving Systems wrote new business with approximately 50 customers in 2006,” Gartside added.  “We are broadening our global reach, and during the year we increased our presence in Latin and South American markets, such as Panama and Brazil, with our Tertio™ Activation solution, as well as European, Middle Eastern and African markets.  In the second quarter of 2006 our Tertio product was ranked by the Yankee Group, a leading independent analyst firm, as the world’s leading wireless service activation solution.  In the third quarter we released our internationalized version of our NumeriTrack number management solution, which is currently deployed in the U.S. with customers such as Cingular (now AT&T), Comcast and Qwest, and which will be deployed in international markets during 2007.”

Gartside noted that in January of 2007 Thad Dupper, the Company’s executive vice president, worldwide sales and marketing, assumed the president position and will be taking on the chief executive officer role at the end of the first quarter.  Gartside will continue with the Company as chairman of the board.  Gartside added that the Company also recently named James King as vice president, worldwide sales and marketing to be based in the Company’s UK offices.

“I also am pleased with our fourth quarter results, and I now believe we are on a growth track,” said Dupper.  “To that end, we are introducing our Blueprint for Growth, which is a new operating framework that defines our guiding principles and objectives for 2007 and beyond.  The Blueprint for Growth will enable us to focus on key priorities that will position us to achieve sustained profitability and revenue growth.  Those priorities include advancement of strategic investments in product development to enable us to target a larger share of the OSS service fulfillment market, important sales and marketing initiatives, excellent customer service and strong operational efficiency.”

Full Year Results

Evolving Systems reported revenue of $33.8 million in 2006 as compared with $39.5 million in 2005.  License fees and services revenue was $15.9 million versus $19.8 million while customer support revenue was $17.9 million versus $19.7 million a year ago.

Full year revenue mix included $16.7 million from Service Activation, $12.0 million from Numbering Solutions and $5.1 million from Mediation.  The decline in overall revenue year-over-year was attributable to the maturity of the US LNP market, pricing pressures, longer customer purchasing cycles, and industry consolidation.

Total costs of revenue and operating expenses in 2006 included a non-cash impairment charge of $16.5 million, or $0.86 per share, taken in the second quarter.  The $16.5 million charge included $5.6 million for impairment of intangible assets and $10.9 million for impairment of goodwill balances.  As a result of the impairment of intangible assets, future amortization expenses will be $5.6 million lower than originally expected.  In addition, due to the adoption of FAS 123R, the Company incurred $808,000 in non-cash share-based compensation expense during the year, which was allocated as follows: $57,000 for license fees and services, $8,000 for customer support, $183,000 for sales and marketing, $513,000 for general and administrative, and $47,000 for product development.

Total costs of revenue and operating expenses was $50.4 million in 2006, up from $41.1 million a year ago.  Excluding the impairment charge of $16.5 million, total costs of revenue and operating expenses was $33.9 million, an improvement of 18% over the prior year.  With the exception of product development, the Company achieved cost reductions in all expense categories as a result of completing the integration of the Company’s Tertio Telecoms acquisition and savings from its India-based development subsidiary.  Intangible amortization in 2006 decreased 51.9%, or $2.7 million, as certain intangible assets from the Company’s three acquisitions became fully amortized or were written down as a result of the second quarter 2006 impairment.  Product development expenses increased by 60%, to $3.1 million, due to a higher level of investment in the Company’s Activation and Numbering Solutions products, including the internationalization of NumeriTrack.

Operating loss in 2006 was $16.6 million compared with an operating loss of $1.6 million in the same period last year.  In addition to the $16.5 million impairment charge, the operating loss included $4.5 million in non-cash charges, including $3.7 million in depreciation and amortization and $808,000 in FAS 123R, share-based compensation expense.  The Company incurred $1.8 million in net other expense (predominantly interest expense) in 2006 versus $1.7 million a year ago.

Including the $16.5 million impairment charge, net loss in 2006 was $16.8 million, or $0.88 per basic and diluted share, versus a net loss of $2.9 million, or $0.16 per basic and diluted share, in 2005.  Full year adjusted EBITDA was $4.5 million versus $5.0 million a year ago.  The Company generated $3.4 million in cash from operations in 2006 as compared with $395,000 in 2005.

Conference Call

The Company will conduct a conference call and web cast on March 15, 2007, at 2:15 p.m. Mountain Time.  The call-in numbers for the conference call are 1-866-202-1971 for domestic toll free and 617-213-8842 for international.  The passcode is 33406630.  A telephone replay will be available through March 29, 2007, and can be accessed by calling 1-888-286-8010 or 617-801-6888, passcode 60898001.  To access a live Web cast of the call, please visit Evolving Systems’ web site at www.evolving.com.  A replay of the Web cast will be accessible at that Web site through April 15, 2007.

About Evolving Systems®

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 50 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Activation, Number Portability, Number Inventory and Mediation.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United States, United Kingdom, Germany, India and Malaysia. Further information is available on the web at www.evolving.com.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the impact of the Company’s growth and future profitability, cash and cash flow, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release, future investments in new products, the impact of backlog growth, the potential impact of the Blueprint for Growth, the Company’s ability to achieve operational efficiencies, and the Company’s activities for internationalization of its products, are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2006, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations
Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Senior Marketing Specialist Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations
(In thousands except per share data)

(Unaudited)	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Revenue:
License fees and services	$4,028	$5,136	$15,883	$19,779
Customer support	4,770	4,982	17,950	19,673
Total revenue	8,798	10,118	33,833	39,452
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,819	1,837	7,342	9,491
Costs of customer support, excluding depreciation and amortization	1,282	1,335	5,694	6,579
Sales and marketing	2,043	2,401	8,962	9,643
General and administrative	1,179	1,391	5,138	6,818
Product development	678	863	3,072	1,921
Depreciation	308	320	1,169	1,443
Amortization	385	1,045	2,511	5,215
Impairment of goodwill and intangible assets	—	—	16,516	—
Restructuring and other expense (recovery)	2	(2)	(21)	(49)
Total costs of revenue and operating expenses	7,696	9,190	50,383	41,061
Income (loss) from operations	1,102	928	(16,550)	(1,609)
Interest and other expense, net	(416)	(289)	(1,837)	(1,692)
Income (loss) before income taxes	686	639	(18,387)	(3,301)
Income tax benefit	(326)	(219)	(1,604)	(396)
Net income (loss)	$1,012	$858	$(16,783)	$(2,905)
Basic income (loss) per common share	$0.05	$0.05	$(0.88)	$(0.16)
Diluted income (loss) per common share	$0.05	$0.04	$(0.88)	$(0.16)
Weighted average basic shares outstanding	19,134	18,878	19,100	18,695
Weighted average diluted shares outstanding	19,344	19,415	19,100	18,695

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
Net income (loss)	$1,012	$858	$(16,783)	$(2,905)
Depreciation	308	320	1,169	1,443
Amortization	385	1,045	2,511	5,215
Impairment of goodwill & intangible assets	—	—	16,516	—
Share-based compensation	183	—	808	—
Interest and other expense, net	416	289	1,837	1,692
Income tax benefit	(326)	(219)	(1,604)	(396)
Adjusted EBITDA	1,978	2,293	4,454	5,049

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders in as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets
(In thousands)

(Unaudited)	December 31, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$5,076	$3,883
Current portion of restricted cash	300	—
Contract receivables, net	9,206	10,766
Unbilled work-in-progress	1,064	1,147
Prepaid and other current assets	1,701	1,340
Total current assets	17,347	17,136
Property and equipment, net	1,349	1,775
Intangible assets, net	6,155	13,350
Goodwill	26,027	34,073
Long-term restricted cash	—	300
Other long-term assets	460	764
Total assets	$51,338	$67,398
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Current portion of long-term debt and capital lease obligations	2,037	1,034
Accounts payable and accrued liabilities	4,428	6,001
Unearned revenue	10,079	9,654
Total current liabilities	16,544	16,689
Long-term liabilities:
Long-term debt and other obligations	12,153	14,527
Deferred foreign income tax	1,202	2,777
Total liabilities	29,899	33,993
Preferred stock	11,281	11,281
Stockholders’ equity:
Common stock	16	16
Additional paid-in capital	68,825	67,891
Other comprehensive income (loss)	1,466	(2,417)
Accumulated deficit	(60,149)	(43,366)
Total stockholders’ equity	10,158	22,124
Total liabilities and stockholders’ equity	$51,338	$67,398